Exhibit 99.1

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

Jonathan D. Hill, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES SECOND QUARTER 2025 EARNINGS

Highlights:

Net Income:	$8.3 million for Q2 2025, increased 6.5% over Q1 2025
Revenue:	$35.8 million for Q2 2025, increased 3.4% over Q1 2025
Total Assets:	$2.17 billion, increased 1.3% over December 31, 2024
Total Loans:	$1.93 billion, increased 3.6% over December 31, 2024
Total Deposits:	$1.69 billion, increased 3.8% from December 31, 2024

WASHINGTON TOWNSHIP, NJ, July 16, 2025 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the three and six months ended June 30, 2025.

Highlights for the three and six months ended June 30, 2025:

•

Net income available to common shareholders was $8.3 million, or $0.70 per basic common share and $0.69 per diluted common share, for the three months ended June 30, 2025, an increase of $1.8 million, or 28.3%, compared to net income available to common shareholders of $6.5 million, or $0.54 per basic common share and $0.53 per diluted common share, for the three months ended June 30, 2024. The increase was primarily due to a $3.6 million increase in net interest income, partially offset by a $0.5 million increase in provision for credit losses, a $0.4 million decrease in non-interest income, and a $0.4 million increase in non-interest expense.

•	Net interest income increased $3.6 million, or 24.9%, to $17.9 million for the three months ended June 30, 2025, compared to $14.3 million for the same period in 2024.

•	The Company recorded a provision for credit losses of $1.0 million for the three months ended June 30, 2025, compared to a provision for credit losses of $0.5 million for the same period in 2024.

•	Non-interest income decreased $0.4 million, or 32.0%, to $0.8 million for the three months ended June 30, 2025, compared to $1.2 million for the same period in 2024.

•	Non-interest expense increased $0.4 million, or 7.1%, to $6.7 million for the three months ended June 30, 2025, compared to $6.2 million for the same period in 2024.

•

Net income available to common shareholders was $16.1 million, or $1.36 per basic common share and $1.34 per diluted common share, for the six months ended June 30, 2025, an increase of $3.5 million, or 27.4%, compared to net income available to common shareholders of $12.6 million, or $1.05 per basic common share and $1.04 per diluted common share, for the same period in 2024.  The increase is primarily due to an increase in net interest income of $6.1 million, partially offset by a $0.9 million increase in provision for credit losses, a $0.6 million decrease in non-interest income, and a $0.4 million increase in non-interest expense.

•	Net-interest income increased $6.1 million, or 21.6%, to $34.5 million for the six months ended June 30, 2025, compared to $28.4 million for the same period in 2024.

•	The Company recorded a provision for credit losses of $1.6 million for the six months ended June 30, 2025, compared to a provision for credit losses of $0.7 million for the same period in 2024.

•	Non-interest income decreased $0.6 million, or 27.7%, to $1.6 million for the six months ended June 30, 2025, compared to $2.3 million for the same period in 2024.

•	Non-interest expense increased $0.4 million, or 3.5%, to $13.2 million for the six months ended June 30, 2025, compared to $12.8 million for the same period in 2024.

The following is a recap of the significant items that impacted the three and six months ended June 30, 2025:

Interest income increased $4.8 million for the second quarter of 2025 compared to the same period in 2024, primarily due to an increase in interest and fees on loans of $4.0 million, or 14.0%, to $32.8 million, primarily driven by higher market interest rates and higher average loan portfolio balances. Interest earned on average deposits held at the Federal Reserve Bank ("FRB") increased $0.8 million during the three months ended June 30, 2025, due to higher average balances on deposit.  For the six months ended June 30, 2025, interest income increased $9.2 million from the same period in 2024, primarily due to an increase in interest and fees on loans of $7.4 million, or 13.1%, to $64.2 million, primarily due to an increase in average outstanding loan balances, and higher market interest rates.  Interest earned on average deposits held at the FRB increased $1.8 million during the six months ended June 30, 2025, due to higher average balances held on deposit.

Interest expense increased $1.3 million, or 8.0%, to $17.2 million for the three months ended June 30, 2025, compared to the same period in 2024, primarily due to higher market interest rates, combined with changes in the mix of deposits and borrowings.  For the six months ended June 30, 2025, interest expense increased $3.1 million, or 9.9%, to $34.4 million, primarily due to higher market interest rates, combined with changes in the mix of deposits and borrowings.

The Company booked a provision for credit losses of $1.0 million for the three months ended June 30, 2025, compared to a provision for credit losses of $0.5 million for the same period in 2024. The provision for credit losses for the three months ended June 30, 2025, was primarily driven by an increase of $37.4 million in the construction loan portfolio and an increase of $24.5 million in the commercial non-owner occupied loan portfolio from March 31, 2025, partially offset by a decrease in the commercial owner occupied loan portfolio of $13.0 million, and a decrease of $11.6 million in the residential - 1 to 4 family investment loan portfolio from March 31, 2025.  The provision for credit losses for the six months ended June 30, 2025, increased $0.9 million, or 129.1%, to $1.6 million, compared to a provision for credit losses of $0.7 million for the same period in 2024.  The increase was primarily driven by an increase in the commercial non-owner occupied and construction loan portfolios outstanding loan balances of $66.6 million, from the balance at December 31, 2024, partially offset by a decrease in the residential - 1 to 4 family investment loan portfolio.  The provision expense of $0.7 million during the same period in 2024 was primarily driven by an increase in the construction and multi-family loan portfolios outstanding loan balances of $17.8 million, from the balances at December 31, 2023.

Non-interest income decreased $0.4 million, or 32.0%, for the three months ended June 30, 2025, compared to the same period in 2024, primarily as a result of a decrease in other income attributed to legal settlements and insurance proceeds received during the same period in 2024.  For the six months ended June 30, 2025, non-interest income decreased $0.6 million, or 27.7%, to $1.6 million, compared to the same period in 2024.  The decrease was primarily driven by a decrease in other income of $0.4 million, and a decrease in service fees on deposit accounts of $0.1 million.

Non-interest expense increased $0.4 million, or 7.1%, to $6.7 million for the three months ended June 30, 2025, compared to the same period in 2024.  The increase was primarily driven by an increase in compensation and benefits of $0.2 million, an increase in data processing expense of $0.2 million, and an increase in professional services of $0.1 million, partially offset by a decrease in other real estate owned ("OREO") expense of $0.1 million, compared to the same period in 2024.  For the six months ended June 30, 2025, non-interest expense increased $0.4 million, or 3.5%, to $13.2 million, compared to the same period in 2024.  The increase in non-interest expense was primarily due to an increase in professional services of $0.4 million, an increase in compensation and benefits of $0.3 million, and an increase in data processing expense of $0.2 million, partially offset by a decrease in OREO expense of $0.4 million, and a decrease in other operating expense of $0.2 million, compared to the six months ended June 30, 2024.

Income tax expense increased $0.4 million for the three months ended June 30, 2025 compared to the same period in 2024.  For the six months ended June 30, 2025, income tax expense increased $0.7 million, compared to the same period in 2024.  The effective tax rate for the three and six months ended June 30, 2025 was 24.9% and 24.7%, respectively, compared to 26.6% and 26.6% for the same period in 2024.

June 30, 2025 discussion of financial condition

•

Total assets increased to $2.17 billion at June 30, 2025, from $2.14 billion at December 31, 2024, an increase of $28.1 million, or 1.3%, primarily due to an increase in net loans, partially offset by a decrease in cash and cash equivalents.

•

Cash and cash equivalents totaled $184.3 million at June 30, 2025, as compared to $221.5 million at December 31, 2024. The decrease in cash and cash equivalents was primarily due to an increase in loan balances, and a decrease in Federal Home Loan Bank of New York ("FHLBNY") borrowings, partially offset by an increase in deposits.

•	The investment securities portfolio decreased to $14.0 million at June 30, 2025, from $14.8 million at December 31, 2024, a decrease of $0.8 million, or 5.1%, primarily due to pay downs of securities.

•	Gross loans increased $66.6 million or 3.6%, to $1.93 billion at June 30, 2025, compared to gross loans at December 31, 2024.

•

Nonperforming loans at June 30, 2025 decreased to $11.2 million, representing 0.58% of total loans, a decrease of $0.6 million, or 4.9%, from $11.8 million of nonperforming loans at December 31, 2024. OREO at June 30, 2025 was $1.6 million, unchanged from December 31, 2024. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.59% and 0.62% of total assets at June 30, 2025 and December 31, 2024, respectively. Loans past due 30 to 89 days were $16.9 million at June 30, 2025, an increase of $15.5 million from December 31, 2024.  The increase in loans past due 30 - 89 days was mainly due to a commercial non-owner occupied loan with a balance of $11.7 million, and a commercial non-owner occupied loan with a balance of $2.5 million.  The $11.7 million loan was risk rated substandard at June 30, 2025.

•

The allowance for credit losses was $33.8 million at June 30, 2025, as compared to $32.6 million at December 31, 2024. The ratio of the allowance for credit losses to total loans was 1.75% at June 30, 2025, and 1.74% at December 31, 2024. The ratio of allowance for credit losses to non-performing loans was 301.5% at June 30, 2025, compared to 276.5%, at December 31, 2024.

•

Total deposits were $1.69 billion at June 30, 2025, up from $1.63 billion at December 31, 2024, an increase of $62.4 million or 3.8% compared to December 31, 2024. The increase in deposits was primarily driven by an increase in money market deposits of $199.6 million, partially offset by a decrease in brokered time deposits of $124.1 million, and a decrease in non-interest checking deposits of $9.9 million.

•

Total borrowings decreased $44.9 million during the six months ended June 30, 2025, to $143.4 million at June 30, 2025, from $188.3 million at December 31, 2024, primarily due to the repayment of $45.0 million of FHLBNY term borrowings.

•

Total equity increased to $312.2 million at June 30, 2025, up from $300.1 million at December 31, 2024, an increase of $12.1 million, or 4.0%, primarily due to the retention of earnings, partially offset by the payment of $4.2 million of cash dividends.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"Market volatility continues in 2025 as President Trump’s tariffs are negotiated, combined with the geopolitical unrest. Many of the tariff implementations were extended, some settled, and some added. Contributing to the market volatility is the disagreement between the Federal Reserve Board and the Administration with respect to reducing short term interest rates.  President Trump believes that inflation and job data support lowering interest rates immediately.  Federal Reserve Chairman Powell, however, has taken a wait-and-see approach to see if the tariffs will cause a spike in the inflation rate. The tariffs have also affected the real estate construction industry, due to the possible increase in material prices, and in some instances, the availability of some building materials. The Russia-Ukraine war also puts a cloud over the market, with the continuing bombing causing civilian deaths and destruction. At this time, however, it does not appear that the bombing of nuclear production sites in Iran has disrupted the global oil supply."

"Parke Bank experienced continued good financial results in the second quarter of 2025, with net income increasing to $8.3 million, or 28.3%, compared to the three months ended June 30, 2024.  That is an increase of $1.8 million. Net income to our common shareholders in the six months of 2025 increased to $16.1 million, or 27.4%, as compared to the six months ended June 30, 2024. The growth of our net income was supported by increased interest income due to the growth of our loan portfolio, in addition to continued tight control of our expenses.  We had an efficiency ratio of 36.60% as of June 30, 2025, compared to 41.69% as of June 30, 2024."

"Parke Bank moved forward in 2025 with increased loan generation, with loans growing 3.6% over December 31, 2024, to $1.93 billion. This growth was partially supported by an increase in loan demand and the addition of lending staff to our company."

"Asset quality is always a main focus of our Parke Bank. Our non-performing loans as of June 30, 2025, decreased to $11.2 million, 4.9%, from December 31, 2024. Past-due loans 30 to 89 days increased to $16.9 million, an increase of $15.5 million from December 31, 2024, primarily due to one commercial loan borrower whose loan was classified as sub-standard at June 30, 2025. Our allowance for credit losses is 1.75% as of June 30, 2025, compared to 1.74% as of December 31, 2024."

"Parke Bank is well-positioned to navigate the continued volatile market, with strong equity of $312.2 million, up from $300.1 million as of December 31, 2024, strong liquidity, loan growth, and continued tight control of our expenses. We are always looking for new opportunities to generate a good return for our shareholders while operating a safe and sound financial institution."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income; our ability to continue the financial strength and growth of our loan portfolio; our ability to continue to increase shareholders’ equity, maintain strong loan underwriting and allowance for credit losses; our ability to react quickly to any increase in loan delinquencies; our ability to face current challenges in the market; our ability to be well positioned navigate the challenging economic volatility; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to increase the rate of growth of our loan portfolio; our ability to continue to improve net interest margin; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; the possibility of additional corrective actions or limitations on the operations of the Company. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2025	2024
	(Dollars in thousands)
Assets
Cash and cash equivalents	$184,254	$221,527
Investment securities	14,001	14,760
Loans, net of unearned income	1,934,786	1,868,153
Less: Allowance for credit losses	(33,770)	(32,573)
Net loans	1,901,016	1,835,581
Premises and equipment, net	5,581	5,316
Bank owned life insurance (BOLI)	29,404	29,070
Other assets	36,076	35,983
Total assets	$2,170,332	$2,142,236

Liabilities and Equity

Non-interest bearing deposits	$188,738	$184,037
Interest bearing deposits	1,504,724	1,447,013
FHLBNY borrowings	100,000	145,000
Subordinated debentures	43,395	43,300
Other liabilities	21,319	22,813
Total liabilities	1,858,176	1,842,163

Total shareholders’ equity	312,156	300,073

Total liabilities and equity	$2,170,332	$2,142,236

Table 2: Consolidated Income Statements (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Income Statement

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Interest income:
Interest and fees on loans	$32,756	$28,732	$64,232	$56,815
Interest and dividends on investments	232	248	520	497
Interest on deposits with banks	2,036	1,209	4,118	2,354
Total interest income	35,024	30,189	68,870	59,666
Interest expense:
Interest on deposits	15,144	13,684	30,312	27,141
Interest on borrowings	2,009	2,193	4,080	4,159
Total interest expense	17,153	15,877	34,392	31,300
Net interest income	17,871	14,312	34,478	28,366
Provision for credit losses	984	483	1,574	687
Net interest income after provision for credit losses	16,887	13,829	32,904	27,679
Non-interest income
Service fees on deposit accounts	312	359	620	738
Gain on sale of SBA loans	—	25	—	25
Other loan fees	145	163	322	402
Bank owned life insurance income	169	162	334	322
Other	190	492	361	776
Total non-interest income	816	1,201	1,637	2,263
Non-interest expense
Compensation and benefits	3,264	3,070	6,555	6,289
Professional services	652	551	1,366	996
Occupancy and equipment	676	672	1,364	1,313
Data processing	425	264	845	629
FDIC insurance and other assessments	384	322	734	653
OREO expense	100	236	227	589
Other operating expense	1,179	1,120	2,127	2,301
Total non-interest expense	6,680	6,235	13,218	12,770
Income before income tax expense	11,023	8,795	21,323	17,172
Income tax expense	2,740	2,340	5,262	4,566
Net income attributable to Company	8,283	6,455	16,061	12,606
Less: Preferred stock dividend	(5)	(5)	(10)	(11)
Net income available to common shareholders	$8,278	$6,450	$16,051	$12,595
Earnings per common share
Basic	$0.70	$0.54	$1.36	$1.05
Diluted	$0.69	$0.53	$1.34	$1.04
Weighted average common shares outstanding
Basic	11,843,328	11,962,197	11,839,856	11,960,487
Diluted	12,013,909	12,119,359	12,007,594	12,125,546

Table 3: Operating Ratios (unaudited)

	Three months ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Return on average assets	1.56%	1.34%	1.52%	1.31%
Return on average common equity	10.69%	8.88%	10.53%	8.72%
Interest rate spread	2.46%	1.95%	2.35%	1.92%
Net interest margin	3.41%	3.03%	3.32%	3.00%
Efficiency ratio*	35.75%	40.19%	36.60%	41.69%

*          Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data (unaudited)

	June 30,	December 31,
	2025	2024
	(Amounts in thousands except ratio data)
Allowance for credit losses on loans	$ $ 33,770	$32,573
Allowance for credit losses to total loans	1.75%	1.74%
Allowance for credit losses to non-accrual loans	301.50%	276.46%
Non-accrual loans	$11,202	$11,782
OREO	$1,562	$1,562